ROI MEDIA SOLUTIONS, LLC

                               September 29, 2004

Mr. Randy Catanese
Direct Card Services, LLC
31416 W. Agoura Road, Suite 240
Westlake Village, CA 91361

    Re:  Amendment to Memorandum of Understanding Dated November 5, 2003

Dear Randy:

         This letter shall serve as an amendment (hereinafter the "Amendment") to that certain Memorandum of Understanding dated November 5, 2003 ("MOU") by and between ROI Media Solutions, LLC ("ROI") and Direct Card Services, LLC ("DCS"). The purpose of this Amendment to the MOU is to clarify certain rights, responsibilities, and obligations by and between the parties.

         The parties acknowledge and agree that time is of the essence for the transactions contemplated under the MOU. As a material inducement to ROI's agreement to enter into the MOU, DCS agreed that it would make available certain start-up costs and expenses for defined stored value card programs. Likewise, as a material inducement to DCS to enter into the MOU, ROI agreed that it would provide certain media partners who would provide media free of cost to promote the stored value card programs.

         DCS hereby agrees to timely provide all necessary funds to implement the test card programs contemplated by the MOU, and as defined in paragraph 4 of the MOU, for La Raza Los Angeles and Power 92 Phoenix, such funds shall be sufficient to cover the costs and expenses associated with such test programs, including, without limitation, all costs and expenses associated with the purchase and activation of the stored value debit test cards, customer service, and other directly related costs and expenses for the issuance of the stored value debit test cards (hereinafter sometimes the "DCS Expenses"). It is agreed that the test programs shall consist of a total of 5,000 stored value debit cards for each program. DCS hereby represents and warrants that DCS has already paid the MasterCard licensing fee for the subject stored value card test programs, has paid for an initial inventory of 5,000 cards for each of the test programs (i.e., DCS Media Card for Phoenix and the DCS Media Card for Los Angeles), has paid the start-up costs and guaranteed fees to Optimum Pay USA, Inc. (and BankFirst, the issuing bank), has paid the start-up fees to Lexicon Marketing which will act as the call center for the Los Angeles program and has paid the Internet set-up fees for Global Money Online. DCS further represents and warrants that the only DCS Expenses that DCS has yet to pay in full for each test program are: (1) set up fees and costs for the Phoenix call center; (2) the initial MasterCard requirement for loading for each card once ordered and issued by the bank to the consumer which amount is Ten Dollars ($10.00) per card; and,
(3) an initial insurance premium of $10,000 to obtain insurance coverage for bank reserves as and when required by the issuing bank (hereinafter sometimes collectively "DCS Remaining Test Expenses"). DCS agrees to pay these funds directly to the third-party vendor (i.e., Optimum Pay USA, Inc., O' Currance Telemarketing Services and XL Insurance Company) no less than five (5) days prior to any requirement to do so by the issuing bank or MasterCard. DCS represents and warrants that it has immediately available a sufficient amount of funds to cover all DCS Remaining Test Expenses contemplated by the MOU and this Amendment. All such funds shall be reimbursable pursuant to the terms and conditions of the MOU. Schedule "C" appended hereto contains a list of all anticipated expenses of DCS relating to the test programs that have not been incurred or paid as of the date hereof.

         Should  DCS  fail  to pay in  their  entirety  any DCS  Remaining  Test
Expenses and should such failure prevent compliance with any contract or obligation with the issuing bank, MasterCard, Optimum Pay USA, Inc. and any radio or media partner and further should the same delay the issuance of the initial inventory of test cards for the Phoenix and Los Angeles programs, as identified herein and in the MOU, and provided further that such failure continues for fifteen (15) consecutive days, at the end of such period ROI, at its option (to be given in writing to DCS) shall have the right to acquire the interest of DCS under the MOU and the MOU shall terminate in its entirety under the following terms and conditions. Upon such event, DCS would no longer have a claim to any further ownership or profits associated with the media card programs in Phoenix and Los Angeles, provided, ROI shall pay to DCS an amount equal to (i) any advanced costs and fees incurred by DCS as identified in Schedule "A" and Schedule "C" appended hereto minus (ii) any advanced costs and fees incurred by ROI as identified in Schedule "B" appended hereto. The unpaid balance of such amount shall accrue interest of Five Percent (5%) simple per annum beginning on the date of exercise. Such amount shall be paid by ROI to DCS within forty-five (45) days after written notice of ROI's exercise of its option described herein. Should ROI fail to fully pay DCS the amounts identified in Schedule "A" and Schedule "C" in accordance herewith then in such event ROI's option and rights to acquire the interest of DCS under the MOU shall expire. Such obligation to pay expenses is conditioned upon ROI's ability to obtain all necessary third party consents and assignments necessary to transfer to ROI all contracts with the issuing bank, MasterCard, Optimum Pay USA, Inc., the radio and media partners and others related to the programs. The terms of this paragraph are subject to the conditions related to termination of the MOU as set forth below. Should ROI fail to pay DCS such fees and costs after making any such election, then, in such event, the rights of DCS under the MOU as amended by this Amendment shall be reinstated and shall be deemed to be in full force and effect retroactively.

         It is further agreed that should DCS deliver the stored value test card programs in accordance herewith and further should an "Acceptable Network" (as defined on Schedule "D") be in place contractually, financially and physically (appropriate equipment, software, communications and other necessary items) and should ROI fail to obtain a radio media launch of the stored value card test programs within thirty (30) days thereafter, then in such case ROI shall pay Optimum Pay USA, Inc. a fee of Ten Thousand Dollars ($10,000) per month (beginning the first day of the month after such date) until either the stored value card test programs launch or until the MOU is terminated, whichever shall first occur. Any fee paid by ROI to Optimum Pay USA, Inc. in accordance herewith shall be a recoupable item for ROI in accordance with the MOU.

         If DCS (i) delivers the stored value card test programs in accordance with its obligations under the MOU as amended herein and (ii) DCS has paid or has financing immediately available to cover all of the DCS Remaining Test Expenses and (iii) an Acceptable Network exists, should ROI fail to obtain a radio media launch of the stored value card test programs as stated herein by January 31, 2005, then in such event ROI shall be obligated to pay DCS one-half of all of its incurred costs and fees for the stored value card test programs as identified in Schedule "A" and Schedule "C" appended hereto less any advanced costs and fees incurred by ROI as identified in Schedule "B" appended hereto. Such fees and costs payable by ROI to DCS shall be paid within forty-five (45) days following any such failure by ROI, but in any event not later than March 1, 2005, if the provisions hereof apply. Notwithstanding anything to the contrary contained herein, in any event, should the stored value card test programs not commence by January 31, 2005 (the "Expiration Date"), and absent a joint written extension between the parties of the MOU as amended, the MOU shall expire and be of no further force and effect and all terms and conditions of this Amendment shall terminate excepting as to the terms of this paragraph which shall survive. In the event the MOU expires by its own terms ("Expiration"), DCS shall be the sole and exclusive owner of the Personal Advantage Media Card Program and La Raza Bank Card program ("stored value card programs") free of any claim or interest of ROI except as noted below. The parties expressly agree that the terms of the MOU set forth in paragraph 10 therein are not modified except in the event of termination or Expiration of the MOU as set forth herein. In the event of the termination or Expiration of the MOU as set forth herein, the parties agree to cooperate in good faith to help enable the timely transfer of ownership of the stored value card programs in accordance with the terms hereof.

         In the event of Expiration, DCS shall have the option to move forward with the Personal Advantage Media Card Program in Phoenix, provided that DCS must notify ROI in writing within seven (7) days of Expiration of its intent to move forward with such program, provided, further, DCS shall, within sixty (60) days of Expiration, reimburse ROI for all expenses identified is Schedule "B" that are directly related to the Personal Advantage Media Card Program in Phoenix. DCS would then take full ownership of the Phoenix program and assuming full and timely reimbursement of expenses, ROI would no longer have claim to any further ownership or profits associated with the DCS Media Card program in Phoenix. If DCS does not elect to exercise the option in accordance with the terms of this paragraph, ROI has the option to purchase all rights to the Personal Advantage Media Card Program by reimbursing DCS, within sixty (60) days of exercising its option, for all expenses identified in Schedules "A" and "C" directly related to the Personal Advantage Media Card Program. The terms and conditions of this paragraph are conditioned upon obtaining all necessary third party consents and assignments.

         In the event of Expiration, ROI shall have the option to move forward with the La Raza Bank Card program in Los Angeles, provided that ROI must notify DCS in writing within seven (7) days of Expiration of its intent to move forward with such program, provided, further, ROI shall, within sixty (60) days of Expiration, reimburse DCS for all expenses identified in Schedules "A" and "C" that are directly related to the La Raza Bank Card Program. ROI would then take full ownership of the programs and assuming full and timely reimbursement of expenses, DCS would no longer have claim to any further ownership or profits associated with the La Raza Media Card program in Los Angeles. If ROI does not elect to exercise the option in accordance with the terms of this paragraph, DCS has the option to purchase all rights to the La Raza Bank Card Program by reimbursing ROI for all expenses identified in Schedule "B" directly related to La Raza Bank Card Program. The terms and conditions of this paragraph are conditioned upon obtaining all necessary third party consents and assignments.

         Every claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to this MOU (an "Arbitrable Claim"), shall be settled by final and binding arbitration conducted in Los Angeles, California. Judgment upon any award may be entered by any state or federal court having jurisdiction thereof. Except as provided in this Agreement, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Section. Adherence to this dispute resolution process shall not limit the right of the parties hereto to obtain any provisional remedy, including injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration. Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Arbitrable Claims arising out of or relating to this Agreement. The arbitration procedures shall follow the substantive law of the State of California, including the provisions of statutory law dealing with arbitration, as it may exist at the time of the demand for arbitration, insofar as said provisions are not in conflict with this Agreement and specifically excepting therefrom sections of any such statute dealing with discovery and sections requiring notice of the hearing date by registered or certified mail. The arbitrators shall determine the prevailing party and shall include in their award that party's reasonable attorneys' fees and costs.

         The parties agree that their sole and exclusive remedies in the event of any material breach of the MOU, as amended, shall be those stated in the MOU, as amended. The parties expressly waive any claim for general, special, incidental or consequential damages (including any claim for punitive damages) in the event of a material breach of the MOU, as amended, it being agreed that the remedies for such breach are expressly identified in the MOU, as amended. The remedies expressed herein are deemed to address such damages which are difficult or uncertain to ascertain. The remedies are not intended to be a penalty. Further, the parties agree that the terms of this provision shall inure to the benefit of any officer, director, employee, attorney, or agent of either party. Each party agrees that it has had the benefit of legal counsel prior to entering into this letter agreement.

          This Amendment may be signed in several counterparts, each of which will constitute an original.

         In case any provision of this Amendment shall be held to be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties as evidenced hereby, and if such modification is not possible, such provision shall be severed from this Amendment, and in either case the validity, legality and enforceability of the remaining provisions of this Amendment and the future application of such provision shall not in any way be affected or impaired thereby.

         Except as provided herein, the terms and conditions of the MOU shall remain in full force and effect.

         If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below, whereupon this letter agreement and our acceptance shall constitute a binding agreement between us.

                                              Very truly yours,

                                              ROI MEDIA SOLUTIONS, LLC

                                              By: /s/ Doyle Rose
                                                  --------------------------
                                                  Doyle Rose, its Manager


Accepted and agreed to as of
The date first above written:

DIRECT CARD SERVICES, LLC


By: /s/ T. Randolph Catanese
    --------------------------
Name:   T. Randolph Catanese
Title:  Managing Me